EXHIBIT 12.1

                              ARGONAUT GROUP, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              Nine months ended
                                                September 30,                             Years Ended December 31,
                                            ---------------------     --------------------------------------------------------------
                                              2002         2001         2001        2000          1999          1998          1997
                                            ---------------------     --------------------------------------------------------------
                                                                            (in thousands, except ratios)

Earnings:
  Income from continuing operations
    before provision for income taxes       $ 26,205     $  4,167     $ 3,330     $(129,222)    $(25,527)    $  93,555     $  61,318
Add:
  Fixed charges                                  546          230         699           445          280           262           263
                                            --------      -------     -------     ---------     --------     ---------      --------
Total earnings                              $ 26,751     $  4,397     $ 4,029     $(128,777)    $(25,247)    $  93,817     $  61,581
                                            ========     ========     =======     =========     ========     =========     =========
Fixed charges
  Interest expense, net                     $    357     $     41     $   162     $       -     $      -     $       -     $       -
  Rental interest factor                         189          189         537           445          280           262           263
                                            --------      -------     -------     ---------     --------     ---------      --------
    Total fixed charges                     $    546     $    230     $   699     $     445     $    280     $     262     $     263
                                            ========     ========     =======     =========     ========     =========     =========
Ratio of earnings to fixed charges          49.0 : 1     19.1 : 1     5.1 : 1         (B)          (A)       358.1 : 1     234.1 : 1
                                            ========     ========     =======     =========     ========     =========     =========
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(A)  Earning were inadequate to cover fixed costs by $25.2 million
(B)  Earning were inadequate to cover fixed costs by $128.8 million